DEFINITIVE PROXY MATERIALS

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BOVIE MEDICAL CORPORATION

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bovie Medical Corporation
7100 30th Avenue North
St. Petersburg, FL 33710

September 29, 2008

Re: Notice of Annual Meeting and Proxy Statement

Dear Stockholder:

On behalf of your Board of Directors and Management, you are cordially invited to attend the Annual Meeting of Common Stockholders to be held on November 6, 2008 at 4:00 P.M. Eastern Time at the Holiday Inn, 215 Sunnyside Blvd, Plainview, New York, 11803 (Exit 46 off the Long Island Expressway).

Information Concerning Solicitation and Voting

The Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders to be held on November 6, 2008. This Proxy Statement contains information for you to consider when deciding how to vote on the matters brought before the meeting.

Voting materials, which include the Proxy Statement, Proxy Card and the 2007 Annual Report, are being mailed to stockholders on or about September 30, 2008. The Executive facilities of our Company are located at 734 Walt Whitman Road, Suite 207, Melville, NY 11747, telephone number 631-421-5452.

At the meeting, stockholders will be asked to:

1.	Elect Bovie’s Board of Directors;
2.	Ratify the selection of Bovie’s independent auditors for 2009;
3.	Transact such other business that may properly come before the meeting.

The close of business on September 22, 2008 is the record date for determining stockholders entitled to vote at the Annual Meeting. Consequently, only stockholders whose names appear on our books as owning our Common Stock at the close of business on September 22, 2008 will be entitled to notice of and to vote at the Annual Meeting and adjournment or postponement thereof.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING.

By order of the board of directors

/s/ Andrew Makrides
PRESIDENT AND CHIEF EXECUTIVE OFFICER

September 29, 2008

PROXY STATEMENT

BOVIE MEDICAL CORPORATION

Information Concerning Solicitation and Voting

Our Board of Directors is soliciting proxies for the 2008 Annual Meeting of Stockholders to be held at 4:00 pm Eastern Time on November 6, 2008. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.

Voting materials, which include the Proxy Statement, Proxy Card and the 2007 Annual Report, are being mailed to stockholders on or about September 30, 2008. The Executive facilities of our Company are located at 734 Walt Whitman Road, Suite 207 Melville, NY 11747.

Bovie will bear the expense of soliciting proxies. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

ABOUT THE ANNUAL MEETING

WHO IS SOLICITATING YOUR VOTE?
The Board of Directors of Bovie Medical Corporation ("Bovie") is soliciting your vote at the Annual Meeting of Bovie's common stockholders being held at 4:00 pm Eastern Time on November 6, 2008 at the Holiday Inn, 215 Sunnyside Boulevard, Plainview, New York, 11803 (Exit 46 off the Long Island Expressway).

WHAT WILL YOU BE VOTING ON?
Election of Bovie's Board of Directors and Ratification of Kingery & Crouse, PA, as Bovie's auditors for 2008.

HOW MANY VOTES DO YOU HAVE?
You will have one vote for every share of the Company's common stock you owned of record on September 22, 2008 (the Record Date).

HOW MANY VOTES CAN BE CAST BY ALL COMMON STOCKHOLDERS?
One vote for each of the Company's outstanding shares of common stock which were outstanding on the Record Date. The common stock will vote as a single class on all matters scheduled to be voted on at the Annual Meeting. There is no cumulative voting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?
A majority of the votes that can be cast, or a minimum of 8,107,739 votes must be present in person or by proxy in order to hold the meeting.

HOW MAY I VOTE MY SHARES?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting; so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

(a)	How may I vote my shares in person at the meeting?

If your shares are registered directly in your name with our transfer agent, Manhattan Transfer Registrar Co., you are considered, with respect to those shares, the shareowner of record, and the proxy materials and proxy card are being sent directly to you by Bovie Medical Corp. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Since you are a beneficial owner and not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares in its name, giving you the right to vote the shares at the meeting.

(b)	How can I vote my shares without attending the meeting?

Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockholder or nominee. In most cases, you will be able to do this by telephone, by using the internet or by mail. Please refer to summary instructions included with proxy materials and on your proxy card. For shares held in street name, the voting instruction card will be included by stockholder or nominee. If you have telephone or internet access, you may submit your proxy by following the instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

CAN YOU CHANGE YOUR VOTE?

(a)	Can a shareholder change his vote?

Yes. Any registered shareholder who voted by proxy or in person may change his or her vote at any time before recording the votes on the date of the Annual Meeting.

(b)	How can I change my vote after I return my proxy card?

Provided you are the shareowner of record or have legal proxy from your nominee, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card bearing a later date, or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

WHAT IF YOU DO NOT VOTE FOR SOME OF THE MATTERS LISTED ON YOUR PROXY?
If you return a signed proxy without indicating your vote for some or all of the proposals, your shares will be voted "FOR" each of the proposals listed on the proxy for which you fail to vote.

WHAT IF YOU VOTE "ABSTAIN"?
A vote to "abstain" on any matter indicates that your shares will not be voted for such matter and will have the effect of a vote against the proposal.

CAN YOUR SHARES BE VOTED IF YOU DO NOT RETURN YOUR PROXY AND DO NOT ATTEND THE ANNUAL MEETING?
That depends upon whether the shares are registered in your name or your broker's name ("street name"). If you do not vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting.

If you do not vote your shares held in your broker's name, or "street name", and your broker or its representative does not vote them, the votes will be broker non votes, which will have no effect on the vote for any matter scheduled to be considered at the Annual Meeting. If you fill out and sign the proxy card but give no direction, your shares will be voted “for” the proposals.

If you do not attend and vote your shares which are registered in your name or if you do not otherwise fill out the proxy card and vote by proxy, your shares will not be voted.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?
We do not know of any other matters that will be considered at the Annual Meeting. If a stockholder proposal that was excluded from this proxy statement is otherwise properly brought before the meeting, we will vote the proxies against that proposal. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?
Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is actually voted.

ANNUAL REPORT

The Company has included herewith a copy of its Annual Report for the fiscal year ended December 31, 2007 ("2007 Annual Report"). Additional copies of the 2007 Annual Report may be obtained by stockholders without charge by writing to Andrew Makrides, President, at the Company's New York offices at 734 Walt Whitman Road, Melville, NY 11747. Any written request shall set forth a good faith representation that the person making the request is a beneficial owner of the securities of Bovie and entitled to vote as of September 22, 2008, the Record Date.

Confidentiality

It is the Company's policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder are kept confidential, except in the following circumstances:

▪	to allow the election of an inspector appointed for our Annual Meeting to certify the results of the vote;

▪	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

▪
where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes;

▪	where a stockholder expressly requests disclosure or has made a written comment on a proxy;

▪
where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the election inspector appointed for the Annual Meeting;

▪
aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and in the event of any solicitation of proxies with respect to any of our securities by a person other than us of which solicitation we have actual notice.

STOCK OWNERSHIP

We encourage stock ownership by our directors, officers and employees to align their interests with the interests of stockholders. Management also offers incentives and fosters stock ownership by all of its employees through stock option grants or restricted stock awards. Management further believes that this policy, which has in the past played a significant role in the progress of our company, will lead to further beneficial returns for its stockholders.

BOARD OF DIRECTORS

Director Selection

Bovie has a standing nominating committee, compensation committee and audit committee. Certain independent directors also act as members of the audit, compensation and nominating committees. All candidates for the office of director are initially considered by the nominating committee but are ultimately determined by the Board of Directors. The increasing participation of the members of the Board in matters relating to expansion of markets for Bovie's business, development of new technologies and allocation of resources, also considers their future participation in the nominating and compensation committees. Each member of the nominating committee participates in the consideration of potential director nominees and the committee then makes a recommendation to the Board of Directors. The Board of Directors consists of nine members, five of which qualify as independent directors as such terms are defined under the rules of the American Stock Exchange.

The Board of Directors has adopted a policy for its nominating process. Given the size of our Company and its Board of Directors, certain independent directors sit on a number of committees. Presently, the Board considers candidates and especially skills and qualities of a potential director nominee with experience and expertise in the areas of finance, management and business as desirable qualities in a potential director nominee. The Board will consider nominees provided by a qualified security holder or holders representing at least 5% of Bovie's outstanding common stock, and that such shares were owned by the security holder making the nomination at least one year prior to the nomination. See Other Business elsewhere in this proxy statement.

Management

The following table sets forth certain information as of the record date, regarding each of the executive officers and directors of the Company. The Company's Executive Officers and directors are as follows:

Name	Position	Director Since

Andrew Makrides	Chairman of the Board, President, CEO, Director	December, 1982

Moshe Citronowicz	Executive Vice-President Chief Operating Officer	-------

J. Robert Saron	Director and President of Aaron Medical Industries, Inc.	August, 1994

Gary Pickett	Principal Accounting Officer (CFO)	-------

George W. Kromer, Jr.	Director	October, 1995

Randy Rossi	Director	August, 2004

Michael Norman	Director	August, 2004

Brian H. Madden	Director	September, 2003

Steve Livneh	Director	April, 2008

Steve MacLaren	Director	April, 2008

CURRENT DIRECTORS AND NOMINEES

Andrew Makrides, age 66, Chairman of the Board of Directors, President, and Chief Executive Officer, received a Bachelor of Arts degree in Psychology from Hofstra University and a Doctor of Jurisprudence JD Degree from Brooklyn Law School. He is a member of the Bar of the State of New York and practiced law from 1968 until joining Bovie Medical Corporation as Executive Vice President and director, in 1982. Mr. Makrides became President of the Company in 1985 and the CEO in December 1998 and has served as such to date.

J. Robert Saron, age 55, Director, holds a Bachelors degree in Social and Behavioral Science from the University of South Florida. From 1988 to present Mr. Saron has served as a president and director of Aaron Medical Industries, Inc. ("Aaron"), Bovie’s wholly owned marketing subsidiary. Mr. Saron served as CEO and chairman of the Board of the Company from 1994 to December 1998. Mr. Saron is presently the President of Aaron and a member of the Board of Directors of the Company.

Randy Rossi, age 48, has over 14 years of experience in medical manufacturing. Most recently Mr. Rossi was Executive Vice President at Brewer in Menomee Falls, Wisconsin for a period of three years. Prior thereto, he was President of the Patient Care Division, Kendall/TYCO which specialized in Wound Care, Urology and Incontinent Care with revenues in excess of $500M.

George W. Kromer, Jr., age 68, filled a vacancy on the Board of Directors and became a director on October 1, 1995. Mr. Kromer has in the past served as a Senior Financial Correspondent for "Today's Investor" and has been employed as a consultant by a number of companies, both private and public. He received a Master's Degree in 1976 from Long Island University in Health Administration. He was engaged as a Senior Hospital Care Investigator for the City of New York Health & Hospital Corporation from 1966 to 1986. He also holds a Bachelor of Science Degree from Long Island University's Brooklyn Campus and an Associate in Applied Science Degree from New York City Community College, Brooklyn, New York.

Michael Norman, CPA age 52, manages a CPA firm specializing in business financial planning as well as governmental and financial auditing. Mr. Norman is a member of the Nassau County Board of Assessors, Treasurer of the Don Monti Memorial Research Foundation and a Glen Cove City Councilman, all located on Long Island, New York. He also serves as the expert member of Bovie’s audit committee.

Brian H. Madden, age 54 joined the Board of Directors in September 2003. He is an officer and principal owner of Liberty Title Agency LLC, a non-affiliated, privately owned full service title insurance agency located in Garden City, N.Y. He also serves on a number of non-affiliated professional, charitable and civic organizations including, among others, the New York State Land Title Association, National Federation of Independent Businesses, Long Island Children's Museum, SUNY Old Westbury Foundation, and Our Lady of Consolation Nursing Home. Mr. Madden is a member of our Audit Committee. He graduated Iona College with a BBA Degree in 1976.

August Lentricchia, age 54, is presently employed by Freedom Tax and Financial Services Bohemia as Register Representative since 2001. He is also licensed as a Registered Representative and investment consultant of HD Vest Investment Services, a non-bank subsidiary of Wells Fargo and Company. Mr. Lentricchia has also served as an investment consultant for Citibank. Mr. Lentricchia also serves on our audit committee in addition to serving as a member of the Board of Directors. He is a graduate of the University of Arizona (BA 1970) and has received a Masters degree in Education from Dowling College (2004).

Steve Livneh, age 59, became President of Bovie Canada in October 2006 following the asset purchase of certain intellectual properties by Bovie from Lican Development of Ontario, Canada. Mr. Livneh, is a mechanical engineer and inventor, and has developed and manufactured varied products, including aerial munitions, consumer goods, irrigation and hydraulic devices and guidance systems. During the past several years he has been engaged in developing endoscopic electrosurgery instruments, targeting the general surgery, gynecology, urology and thoracic surgery markets.

Steve MacLaren, age 38, is a 1991 graduate of the Ohio State University in Columbus, Ohio with a BSBA degree in accounting. He is currently the principal owner of Ronin Consulting Group, LLC of Belleair Bluffs, Florida, which he started in February 2004 and which has provided consulting services for Bovie Medical since August 2005. Previous to this he served as the CFO and a technical currency trader of Capital Management Group, LLC, an investment company located in Naples, FL from November 2001 through February 2004. Mr. MacLaren has a history with the Company as he also served as Bovie Medical’s Controller from November 1996 through October 2001. He has extensive knowledge in technical analysis techniques and trading systems applied in both U.S. equity and foreign currency markets.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors (the "Board") had four meetings in 2007, each of which was attended by all directors, including telephonic meetings of the Board. Our audit committee was established in 2003, and presently consists of Brian H. Madden, Michael Norman and August Lentricchia and Steve MacLaren, each of whom qualify as independent directors under the rules promulgated by the American Stock Exchange. The Board of Directors continues to manage Bovie's various Stock Option Plans and the participation activity requirements for each member of the Board are increasing as we are aggressively pursuing and implementing new marketing and other strategies.

DIRECTORS' COMPENSATION

Directors' compensation is determined by the Board of Directors after considering recommendations from the compensation committee. In the past, directors have been compensated through option grants.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to the executive officers of the registrant and subsidiaries, for the three years ended December 31, 2007:

SUMMARY COMPENSATION TABLE

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion Earnings ($)	Change in Pension Value and Nonquali- fied Deferred compen- sation Earnings ($)	All Other Compen- Sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Andrew Makrides President, CEO, Chairman of the Board	2007 2006 2005	$195,452 $217,358* (1) $180,108	3,685 3,685 3,428	0 0 0	0 0 56,250	0 0 0	0 0 0	21,770 (6) 19,646 (7) 13,366 (8)	$220,907 $240,689 $253,152
Gary D. Pickett Chief Financial Officer and Secretary	2007 2006 2005	$94,457 $66,442* (A)(4) 0	1,904 1,731 0	0 0 0	88,200*(5) 0 0	0 0 0	0 0 0	3,097 (9) 1,488 (10) 0	$187,658 $ 69,661 0
J. Robert Saron President Aaron Medical and Director	2007 2006 2005	$276,680 $281,109* (2) $249,863	5,218 5,218 4,854	0 0 0	0 0 56,250	0 0 0	0 0 0	20,413(11) 16,201(12) 16,548(13)	$302,311 $302,528 $327,515
Moshe Citronowicz Vice President Chief Operating Officer	2007 2006 2005	$203,349 $242,947* (3) $187,141	3,834 3,834 3,567	0 0 0	0 0 56,250	0 0 0	0 0 0	20,109(14) 18,506(15) 16,273(16)	$227,292 $265,287 $263,231
Steve Livneh President Bovie Canada	2007 2006 2005	$174,155 $ 36,060* (B) --	3,523 2,885 --	0 0 --	0 0 --	0 0 --	0 0 --	12,664(17) 1,750 (18) --	$190,342 $40,695 --

________________________________________

 In 2005 a total of 220,000 options were granted to executive officers and directors. These options granted in 2005 were not pursuant to a qualified shareholder approved plan and are restricted. No options were granted to executive officers and directors for 2006.

Column(d) consists of amounts for annual bonuses given to all employees equal to one week of base compensation.

(A) Mr. Pickett started with Bovie on March 27, 2006.

(B) Mr. Livneh started with Bovie on October 1, 2006.

*(1) Includes $27,825 for unused vacation pay, which had been reserved for in prior years. This had no effect on the 2006 earnings.

*(2) Includes $13,045 for unused vacation pay, which had been reserved for in prior years. This had no effect on the 2006 earnings.

*(3) Includes $49,561 for unused vacation pay, which had been reserved for in prior years. This had no effect on the 2006 earnings.

*(4) Includes $865 for unused vacation pay, which had been reserved for in 2006.

*(5) In 2007 a total of 25,000 options were granted to Mr. Pickett as follows: 20,000 stock options granted on January 12, 2007 with a fair value of $3.66 per option; 5,000 stock options granted on March 29, 2007 with a fair value of $3.00 per option.

(6) This amount includes: $3,759 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $396; and health insurance premiums of $11,305.

(7) This amount includes: $4,026 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $396; and health insurance premiums of $8,914.

(8) This amount includes: $4,095 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $396; and health insurance premiums of $2,565.

(9) This amount includes: $2,834 of employer contributions under the Bovie Employee 401(k) savings plan; and life insurance premiums of $263.

(10) This amount includes: $1,356 of employer contributions under the Bovie Employee 401(k) savings plan; and life insurance premiums of $132.

(11) This amount includes: $8,140 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $434; and health insurance premiums of $5,529.

(12) This amount includes: $5,179 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $434; and health insurance premiums of $4,278.

(13) This amount includes: $4,095 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $434; and health insurance premiums of $5,709.

(14) This amount includes: $5,982 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $434; and health insurance premiums of $7,383.

(15) This amount includes: $5,544 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $434; and health insurance premiums of $6,218.

(16) This amount includes: $3,671 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $434; and health insurance premiums of $5,858.

(17) This amount includes: $4,591 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $6,310; life insurance premiums of $192; and health insurance premiums of $1571.

(18) This amount includes: $0 of employer contributions under the Bovie Employee 401(k) savings plan; car allowance of $1,440; life insurance premiums of $48; and health insurance premiums of $262.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have employment contracts with Mr. Makrides, Mr. Saron, and Mr. Citronowicz that expire in January 2011 assuming we provide the executives with appropriate written notice pursuant to the contracts (otherwise commencing in 2009, the agreements continue to extend for periods of one year). The employment agreements provide, among other things, that the Executive may be terminated as follows:

(a)	Upon the death of the Executive, the Executive’s estate shall be paid the basic annual compensation due the Employee pro-rated through the date of death.

(b)
By the Resignation of the Executive at any time upon at least thirty (30) days prior written notice to Bovie in which case Bovie shall be obligated to pay the Employee the basic annual compensation due him pro-rated to the effective date of termination,

(c)	By Bovie, for cause if during the term of the Employment Agreement the Employee violates the provisions of Paragraph 12 hereof, or is found guilty in a court of law of any crime of moral turpitude.

(d)
By Bovie, without cause, with the majority approval of the Board of Directors, at any time upon at least thirty (30) days prior written notice to the Executive. In this case Bovie shall be obligated to pay the Executive compensation in effect at such time, including all bonuses, accrued or prorated, and expenses up to the date of termination. Thereafter, for the period remaining under the contract, Bovie shall pay the Executive the salary in effect at the time of termination payable weekly until the end of their contract.

(e)
If Bovie fails to meet its obligations to the Executive on a timely basis, or if there is a change in the control of Bovie, the Executive may elect to terminate his employment agreement. Upon any such termination or breach of any of its obligations under the Employment Agreement, Bovie shall pay the Executive a lump sum severance equal to three times the annual salary and bonus in effect the month preceding such termination or breach as well as any other sums which may be due under the terms of the Employment Agreement up to the date of termination.

On June 18, 2007, the Company entered into a two year employment contract with Mr. Pickett to serve as Chief Financial Officer. This two year contract provides for an automatic extension of one year unless the Company through written notification conveys an intention not to renew and does so with 365 days advance notice. In the event of a change of control, the contract provides that Mr. Pickett will receive salary and bonus in effect up to the date of the remaining portion of the contract.

On October 10, 2006, the Company entered into a three year contract with Mr. Livneh to serve as President of Bovie Canada. This three year contract contains an automatic two year extension, unless the Company provides written notice of an intention not to renew prior to the expiration date. In the event of a change of control, the Company is obligated to Mr. Livneh for compensation and bonuses currently in effect through to the date of the remaining portion of the contract.

The following schedule shows all contracts and terms with officers of Bovie.

Bovie Medical Corporation
December 31, 2007

	Contract	Expiration	Current	Auto
	Date	Date	Base Pay	Allowance

Andrew Makrides	02/01/00	1/31/2011	$186,091	$6,310
J. Robert Saron	02/01/00	1/31/2011	$263,406	$6,310
Moshe Citronowicz	02/01/00	1/31/2011	$193,507	$6,310
Steve Livneh	10/02/06	11/01/2009	$150,000	$6,310
Gary Pickett	6/18/07	6/18/2009	$90,000	$-

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to Bovie's Named Executive Officers for fiscal 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Option Awards: # of Shares	Exercise Price)	Grant Date Fair Value
Name	Grant Date	Target ($)	Underlying Options	of Options ($/Sh	of Option Awards ($)
Andrew Makrides	--	--	--	--	--
J. Robert Saron	--	--	--	--	--
Moshe Citronowicz	--	--	--	--	--
Steve Livneh	--	--	--	--	--
Gary Pickett	1/12/07	--	20,000	$8.66	$73,200
	3/29/07	--	5,000	$7.10	$15,000

Options Exercises During Fiscal 2007

There were no options exercised by named Executive Officers during fiscal 2007.

Outstanding Equity Awards

The following table presents information with respect to each unexercised stock option held by Bovie's Named Executive Officers as of December 31, 2007.

	Outstanding Equity Awards at 12/31/07
Name	# of Securities Underlying Unexercised Options (# Exercisable)	# of Securities Underlying Unexercised Options (# Unexercisable) (*)	Option Exercise Price ($/sh)	Option Expiration Date
Andrew Makrides	150,000	--	0.75	1/1/2008
	75,000	--	0.50	4/23/2011
	80,000	--	0.50	4/23/2011
	85,000	--	0.70	1/21/2013
	25,000	--	3.25	9/29/2013
	25,000	--	2.13	9/23/2014
	25,000	--	2.25	5/5/2015

J. Robert Saron		75,000	--	0.75	1/1/2008
		37,500	--	0.50	4/23/2011
		40,000	--	0.50	4/23/2011
		42,500	--	0.70	1/21/2013
		12,500	--	3.25	9/29/2013
		12,500	--	2.13	9/23/2014
		12,500	--	2.25	5/5/2015
Moshe Citronowicz		150,000	--	0.75	1/1/2008
		75,000	--	0.50	4/23/2011
		80,000	--	0.50	4/23/2011
		85,000	--	0.70	1/21/2013
		25,000	--	3.25	9/29/2013
		25,000	--	2.13	9/23/2014
		25,000	--	2.25	5/5/2015
Gary Pickett		20,000	--	8.66	1/12/2017
		5,000	--	7.10	3/29/2017
Steve Livneh	(1)	100,000	--	3.26	1/1/2016

(1) Issued as part of Henvil Purchase Agreement in the name of Henvil Corporation. Steve Livneh is the principal owner of Henvil Corporation. (see Item 1 New Products)

Compensation of Non-Employee Directorsq

The following is a table showing the director compensation for the year ending December 31, 2007:

Director Compensation

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Brian Madden	0	0	$45,750* (1)	0	0	0	$45,750
Michael Norman	0	0	$45,750* (2)	0	0	0	$45,750
Randy Rossi	0	0	$36,600* (3)	0	0	0	$36,600
August Lentricchia	0	0	$17,400* (4)	0	0	0	$17,400

* (1) In 2007 Mr. Madden was granted 12,500 stock options on January 12, 2007 which had a fair value of $3.66 per option.

* (2) In 2007 Mr. Norman was granted 12,500 stock options on January 12, 2007 which had a fair value of $3.66 per option.

* (3) In 2007 Mr. Rossi was granted 10,000 stock options on January 12, 2007 which had a fair value of $3.66 per option.

* (4) In 2007 Mr. Lentricchia was granted 7,500 stock options on October 30, 2007 which had a fair value of $2.32 per option.

Directors' compensation is determined by the Board of Directors. In the past directors have been compensated through option grants. The Board has established a compensation committee and it has a standing policy regarding compensation of members of the Board of Directors. In the past, the Board has granted directors stock options in order to assure that the directors are properly incentivized and have an opportunity for an ownership interest in common with other stockholders.

Our Board of Directors presently consists of Andrew Makrides, Chairman, CEO, and President, J. Robert Saron, George Kromer, Jr., Randy Rossi, Michael Norman, Brian Madden, August Lentricchia, Steve Livneh and Steve MacLaren. Prior to January 1, 2006, pursuant to a written agreement, Mr. Kromer was retained by Bovie as a business and public relations consultant on a month-to-month basis at the average monthly fee of $2,000. On January 1, 2006 Mr. Kromer accepted an employment position of research analyst with the company.

In 2003, the Board of Directors adopted and shareholders approved Bovie’s 2003 Executive and Employee Stock Option Plan covering a total of one million two hundred thousand (1,200,000) shares of common stock issuable upon exercise of options to be granted under the Plan. In 2005, the Board of Directors granted 25,000 restricted, nonqualified options to each Executive Officer and Director totaling 225,000 options to purchase a like number of shares of common stock.

On October 30, 2007, the Board of Directors adopted and shareholders approved an amendment to the 2003 Executive and Employee Stock Option Plan to increase the maximum aggregate number of shares of common stock reserved for issuance under the 2003 Plan from 1.2 Million shares (already reserved against outstanding options) to 1.7 Million shares, or an increase of 500,000 shares of common stock for future issuance pursuant to the terms of the Plan. Except for the increase in the number of shares covered by the Plan, the Plan remains otherwise unchanged from its present status. In 2007, the Board of Directors granted 137,500 options to purchase a like number of shares of common stock..

There have been no changes in the pricing of any options previously or currently awarded.

Beneficial Ownership of Securities

The following table sets forth certain information as of December 31, 2007, with respect to the beneficial ownership of the Company’s common stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding shares, by directors who own common stock and/or options to levy common stock and by all officers and directors as a group.

	Number of Shares

Name and Address	Title	Owned (i)	Nature of Ownership	Percentage of Ownership(i)
The Frost National Bank	Common	1,000,000	Beneficial	6.5%
FBO Renaissance
US Growth Investment
Trust PLC.
Trust no. W00740100

The Frost National Bank	Common	1,000,000	Beneficial	6.5%
FBO, BFS US Special
Opportunities Trust PLC.
Trust no. W00118000

Directors and Officers
Andrew Makrides	Common	821,800(ii)	Beneficial	5.3%
734 Walt Whitman Road
Melville, NY 11746

George Kromer	Common	383,500(iii)	Beneficial	2.5%
P.O. Box 188
Farmingville, NY 11738

J. Robert Saron	Common	503,863(iv)	Beneficial	3.3%
7100 30th Avenue North
St. Petersburg, FL 33710

Brian Madden 300 Garden City Plaza Garden City, NY 11530	Common	103,000 (vi)	Beneficial	0.7%

Mike Norman	Common	72,500(vii)	Beneficial	0.5%
410 Jericho Tpke.
Jericho, NY

Randy Rossi	Common	45,000(viii)	Beneficial	0.3%
2641 Kelliwood Circle
Shreveport, LA

Moshe Citronowicz 7100 30th Avenue North St. Petersburg, FL 33710	Common	619,591 (v)	Beneficial	4.0%

Gary Pickett	Common	25,000 (ix)	Beneficial	0.2%
7100 30th Avenue North St. Petersburg, FL 33710

Steve Livneh	Common	300,000 (x)	Beneficial	1.9%
4056 North Services Rd. E.
Windsor, Canada

August Lentricchia	Common	9,100 (xi)	Beneficial	0.1%
734 Walt Whitman Road Melville, NY 11746

Steve MacLaren	Common	5,000 (xii)	Beneficial	.0003%
113 Harbor View Lane
Belleair Bluffs, FL 33770

Officers and Directors as a group (11 Persons)		2,888,354(xiii)		18.7%

 __________________________________________

(i) Based on 15,457,088 outstanding shares of Common Stock on December 31, 2007 and 3,133,400 outstanding options to acquire a like number of shares of Common Stock as of December 31, 2007, officers and directors owned a total of 1,048,354 shares and 1,835,000 options at December 31, 2007. We have calculated the percentages on the basis of the amount of outstanding securities plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(ii) Includes 356,800 shares reserved and 465,000 ten year options owned by Mr. Makrides to purchase shares of Common Stock of the Company. Exercise prices for his options range from $.50 for 155,000 shares to $3.25 for 25,000 shares.

(iii) Includes 48,500 shares reserved and 335,000 ten year options owned by Mr. Kromer to purchase shares of the Company. Exercise prices for his options range from $.50 for 100,000 shares to $3.25 for 25,000 shares.

(iv) Includes 271,363 shares reserved and 232,500 ten year options owned by Mr. Saron, exercisable at prices ranging from $.50 per share for 155,000 shares, and $3.25 per share for 25,000 shares.

(v) Includes 154,591 shares reserved and 465,000 ten year options owned by Mr. Citronowicz exercisable at prices ranging from $.50 for 155,000 shares to $3.25 for 25,000 shares.

(vi) Includes 5,500 shares of stock and 97,500 shares reserved pursuant to ten year options owned by Mr. Madden exercisable at prices ranging from $3.25 for 25,000 to $8.66 for 12,500 options to purchase Common Stock. Mr. Madden has no financial interest in 25,000 shares of Bovie owned by his wife.

(vii) Includes 72,500 shares reserved pursuant to ten year options owned by Mr. Norman exercisable at prices ranging from $2.13 for 25,000 shares to $8.66 for 12,500 shares.

(viii) Includes 10,000 shares and 35,000 shares reserved pursuant to ten year options owned by Mr. Rossi exercisable at prices ranging from $2.13 for 25,000 to $8.66 for 10,000 shares.

(ix) Includes 25,000 ten year options issued to Mr. Pickett exercisable at prices ranging from $8.66 for 20,000 shares to $7.10 for 5,000 shares. These options vest over a 7yr period.

(x) Includes 100,000 ten year options owned by Mr. Livneh. These options were part of the Henvil Purchase Agreement and were issued under the name Henvil Corporation. Mr. Livneh is the principal owner of Henvil Corporation. (see Item 1 New Products) Also includes 200,000 restricted shares issued under the name Lican Developments, Inc. of which Mr. Livneh is also the principal owner.

(xi) Includes 1,600 Shares owned by Mr. Lentricchia and 7,500 ten year options issued to Mr. Lentricchia on October 30, 2007. These options vest over a period of 7 years and have an exercise price of $7.68.

(xii) Consists of 5000 ten year options issued to Mr. MacLaren on January 12, 2007. These options vest over a period of seven years and are exercisable at a price of $8.66 per share.

(xiii) Includes 1,727,500 shares reserved for outstanding options owned by all Executive Officers and directors as a group. The last date options can be exercised is October 30, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us, we believe that during the year ended December 31, 2007 all officers, directors and ten percent beneficial owners who were subject to the provisions of Section 16(a) complied with all of the filing requirements during the year.

Certain Relationships and Related Transactions

In October 2006, Bovie Medical Corporation acquired certain assets of Lican Developments LTD (Lican), an Ontario, Canada Corporation for total consideration of $1,125,685 (consisting of the following):

•	Cash of $350,000; $150,000 of which was paid at inception. The remaining $200,000 is being paid in $50,000 installments in October 2007, October 2008, October 2009 and October 2010.

•
200,000 shares of our restricted common stock; 80,000 of which vested immediately, 40,000 of which vested in October 2006, 40,000 of which vested in October 2007 and 40,000 of which are to vest in October 2008

In addition, Lican is to receive an additional aggregate of 150,000 shares of our restricted common stock upon the achievement of the following milestones:

•	80,000 shares upon the receipt of certain FDA marketing clearances.

•	17,500 shares upon the Company attaining $1,000,000 in net sales of the “Seal and Cut Product”

•	17,500 shares upon the Company attaining $3,000,000 in net sales of the “Seal and Cut Product”17,500 shares upon the Company attaining $1,000,000 in net sales of the “Modullion Product”

•	17,500 shares upon the Company attaining $3,000,000 in net sales of the “Modullion Product”

The assets acquired included proprietary patent pending technologies, working prototypes in various stages of development and production equipment.  Lican is a product development and manufacturing company focused on endoscopic devices. Technologies in development included and currently include:

-	Tip-On-Tube a disposable tip technology complementary to Bovie’s previously acquired and announced Modular Ergonomic Grip (MEG) forceps. Bovie acquired the MEG technology in January 2006.
-
A new surgical handle platform called the Polarian. The Polarian handle supports a plurality of electrical and mechanical modes to be used in conjunction with disposable, Seal-N-Cut bipolar cartridges. This is an advanced entrant into the growing vessel and tissue sealing and cutting market.

Finally, Lican is to receive ongoing royalties ranging from 2.5% to 3% of sales of certain products, which royalties will be halved in certain instances if the founder of Lican (who is currently the President of Bovie Canada) fails to remain in the Company’s employ for at least five years. Because the cost of these royalties was not and is not determinable, they have not been included in the purchase price computations, and any such amounts paid under this arrangement will be reflected as an increase in the intangible asset in the year the royalty payments are made.

Alfred V Greco, a former director of our Company, is the principal of Alfred V. Greco, PLLC, which has been in the past, and is presently, counsel to our Company. Its partnership affiliation with Sierchio Greco & Greco, LLP has recently terminated and Alfred V. Greco, PLLC has been reappointed counsel to our Company. As a former partner of Sierchio Greco & Greco, LLP, Alfred V. Greco, PLLC received $128,553, $87,550 and $80,400 in legal fees for the 2007, 2006 and 2005 respectively.

In November 2006, the Board of Directors, including all disinterested directors, approved 2-year extensions of the outstanding Employment Agreements of Messrs. Makrides, Citronowicz and Saron. Such extensions are historically consistent with prior pattern of extensions in past years.

A director, George Kromer, served as a consultant previous to his employment with us in 2006 and received consulting compensation of $2,228 and $22,906 for 2006 and 2005, respectively.

Two relatives of the chief operating officer of the Company are employed by the Company. Yechiel Tsitrinovich, an engineering consultant received compensation for 2007, 2006 and 2005 of $85,926, $79,776 and $79,776 respectively. The other relative, Arik Zoran, is an employee of the Company in charge of the engineering department. He had an original two-year contract providing for a salary of $90,000 per year plus living expenses and benefits which currently is subject to renewal on an annual basis. For 2007, 2006 and 2005 he was paid $166,487, $162,562 and $157,045 respectively, which includes living expenses and benefits.

Audit Committee:

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors, pursuant to which it may pre-approve any service consistent with applicable law, rules and regulations. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to the Audit Committee at its next meeting, and any such pre-approvals must specify clearly in writing the services and fees approved. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

The audit committee is presently made up of four members, Michael Norman, CPA, Brian Madden, August Lentricchia and Steve MacLaren, a recently appointed member of the Board of Directors and the Audit Committee. Mr. MacLaren is also on management’s slate of proposed directors to be elected at this meeting.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

This year’s Proxy Statement contains only proposals by the Board of Directors. Pursuant to our policy, stockholders may present proper proposals to be included in our Proxy Statement for consideration at the Company's next annual meeting of stockholders. To be eligible for inclusion in the Company's 2009 Proxy Statement, a stockholder's proposal must be received by the Company no later than May 31, 2009 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for Annual Meeting

For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to Bovie. To be timely, written notice must be received by Bovie at its Melville, N.Y. office by the deadline specified in last year's proxy statement. If the proposal is submitted for a regularly scheduled annual meeting, the proposal must be received at Bovie's principal executive offices not less than 120 calendar days before the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting; or (b) if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials. While the Board of Directors will consider stockholder proposals, the Company reserves the right to omit from the Company's 2009 Proxy Statement any stockholder proposals that it is not required to include under federal regulations.

Stockholder Nominations of Directors

The Board of Directors adopted, as part of the director selection process, a policy for director selection, which includes consideration of potential director nominees recommended by stockholders. The Board will identify, evaluate and select potential director nominees, including nominees recommended by you, using qualitative standards and certain procedures, as described under Board of Directors-Director Selection above, for recommendation of a proposed director. Any stockholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to Mr. Andrew Makrides, President, Bovie Medical Corporation, 734 Walt Whitman Road, Suite 207, Melville, NY 11747. Refer to the section entitled the Board of Directors-Director Selection above for more information.

Costs of Solicitation

Bovie is making this solicitation of proxies and is responsible for the payment of all expenses incurred in connection with the solicitation. Management estimates that the cost of solicitation of proxies will be approximately $20,000 to be incurred solely by Bovie.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated all of the current directors for re-election at the Annual Meeting. All directors serve until the next Annual Meeting of stockholders or their resignation or until their successors are duly elected and qualified.

THE NOMINEES

We have previously set forth in this Proxy Statement, information - provided by the nominees - concerning their principal occupation, business experience and other matters. See “Management”.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE FOLLOWING NOMINEES.

ANDREW MAKRIDES

J. ROBERT SARON

RANDY ROSSI

MICHAEL NORMAN

GEORGE W. KROMER, JR.

BRIAN H. MADDEN

AUGUST LENTRICCHIA

STEVE LIVNEH

STEVE MACLAREN

PROPOSAL TWO

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has selected Kingery & Crouse PA, (Kingery”) Certified Public Accountants, as the independent auditors of Bovie for fiscal year ending December 31, 2008. Arrangements have been made for a representative of Kingery to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions. The selection of Kingery as the Company's auditors must be ratified by a majority of the votes cast at the Annual Meeting. Kingery is a member of the Securities and Exchange Division of the American Institute of Certified Public Accountants ("AICPA") duly authorized to perform audits of SEC registrants. The firm is current with its peer review system and has maintained an unqualified quality control status since the inception of the peer review system established by the AICPA.

Audit Fees. The aggregate fees billed by our former auditors for services rendered for the audit of our financial statements for the fiscal year ended December 31, 2007 and the review of the Company's financial statements included in our quarterly filings on Form 10Q during that fiscal year were $133,652. There were no other fees paid for other services performed by auditor Kingery & Crouse, PA, or its employees.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF KINGERY & CROUSE, PA AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2008.

BOVIE MEDICAL CORPORATION

PROXY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 6, 2008. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of Notice of Annual Meeting of Stockholders and Proxy Statement of Bovie Medical Corporation in connection with the 2008 Annual Meeting to be held on November 6, 2008, and appoints Andrew Makrides and George W. Kromer, Jr., or either of them, Proxy with power of substitution, for and in the name of the undersigned, and hereby authorizes each or either of them to represent and to vote, all the shares of common stock of Bovie Medical Corporation, a Delaware corporation ("Company"), that the undersigned would be entitled to vote at our Annual Meeting of Stockholders ("Annual Meeting") on November 6, 2008 and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting, hereby revoking any proxy heretofore given. The proxy holder appointed hereby is further authorized to vote in his discretion upon such other business as may properly come before the Annual Meeting. This proxy will be voted as specified. If no direction is made, this proxy will be voted in favor of all proposals.

THE BOARD RECOMMENDS A VOTE "FOR" EACH NOMINEE LISTED ON PROPOSAL 1 AND “FOR” PROPOSAL 2.

PROPOSAL ONE
Election of Directors (check one box only)
FOR [ ]	AGAINST [ ]

EACH NOMINEE LISTED:

Andrew Makrides

J. Robert Saron

Randy Rossi

Michael Norman

George W. Kromer, Jr.

Brian Madden

August Lentricchia

Steve Livneh

Steve MacLaren

(Instruction: To withhold authority to vote for any nominee, circle that nominee's name in the above list)
(Continued and to be signed and dated on reverse side)

(Back of Proxy)

PROXY
(Please sign and date below)

PROPOSAL TWO
To ratify the selection of Kingery & Crouse, PA as independent auditors for the Company for fiscal 2008.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Dated:_________________________, 2008

(Please Print Name)

(Signature of Stockholder) (Title, if applicable)

(Please Print Name)

(Signature of Stockholder) (Title, if applicable)

NOTE: PLEASE SIGN YOUR NAME OR NAMES EXACTLY AS SET FORTH HEREON. FOR JOINTLY OWNED SHARES, EACH OWNER SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, COMMITTEE, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING. PROXIES EXECUTED BY CORPORATIONS SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER. PLEASE DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.